                                   EXHIBIT 11
                              HUBBELL INCORPORATED
                        Computation of Earnings Per Share
                    (in thousands, except per share amounts)

                                                      Three Months Ended
                                                           March 31,
                                                           ---------

                                                       1996           1995
                                                       ----           ----

  Net Income                                          $31,669        $28,409
                                                      =======        =======

  Weighted average number of common shares
    outstanding during the period                      32,954         32,973

  Common equivalent shares                                598            308
                                                      -------         ------

  Average number of shares outstanding                 33,552         33,281
                                                       ======         ======

  Earnings per Share                                   $ 0.94         $ 0.85



                                       11